Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/ 572-5100 www.kslaw.com

March 26, 2025

Satellogic Inc. 210 Delburg Street Davidson, NC 28036

Ladies and Gentlemen:

We have acted as counsel for Satellogic Inc., a Delaware corporation (the “Company”), which was formerly incorporated and existing under the laws of the British Virgin Islands (“BVI”) prior to domesticating to the State of Delaware (the “Domestication”) on March 26, 2025, in connection with Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) on Form S-3 to the Registration Statement on Form F-3 (Registration No. 333-283719), filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2024 (“Registration Statement No. 3”). Post-Effective Amendment No. 1 is a combined prospectus under Rule 429 under the Securities Act of 1933, as amended, including securities remaining unsold under the Registration Statement on Form F-3 (Registration No. 333-280056), filed with the Commission on June 7, 2024 (“Registration Statement No. 2”) and the Registration Statement on Form F-3 (Registration No. 333-262699) filed with the Commission on October 27, 2023 (“Registration Statement No. 1,” and collectively with Registration Statement No. 2 and Registration Statement No. 3, the “Registration Statement”). The Registration Statement relates to (a) the issuance by the Company of up to an aggregate of 41,464,693 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) underlying warrants (“Warrants”) to purchase shares of the Company’s Class A common stock (such shares issuable upon exercise of the Warrants, the “Warrant Shares”) and $150,000,000 aggregate amount of shares of Class A common stock (the “Primary Shares”), and (b) the offer and sale from time to time by the selling securityholders named in the Registration Statement of 94,996,848 shares of Class A common stock (the “Secondary Shares”) and 23,033,333 Warrants (the “Secondary Warrants”).

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have further assumed that immediately prior to the Domestication, the Company was, and at all relevant times for purposes of rendering the opinions set forth herein, duly organized, validly existing and in good standing under the laws of the BVI and had the full power, authority and legal right to consummate the Domestication. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable;

2.

Upon the due authorization of the issuance of the Primary Shares and the issuance and sale thereof as described in the Registration Statements (together with any applicable Prospectus Supplement), and the delivery to and payment for such Primary Shares by the purchasers thereof, such Primary Shares will be validly issued, fully paid and non-assessable.

3.	The Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

4.

 The Secondary Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ King & Spalding LLP